Exhibit 10.1

RAMCO-GERSHENSON, INC.
31500 Northwestern Hwy., Suite 300
Farmington Hills, Michigan  48334

February 16, 2010

Mr. Gregory Andrews
2440 Lincoln Avenue
Miami, Florida 33133

Dear Gregory:

          This letter states our agreement with respect to your employment with Ramco-Gershenson Properties Trust, or its subsidiary Ramco-Gershenson, Inc. (collectively, the “Trust”).

          1.        Your Employment Duties and Responsibilities.  During the “Term” (as defined in paragraph 2 below), you will initially be employed by the Trust as its Executive Vice President of Finance, with the expectation that you will be promoted to the position of Executive Vice President and Chief Financial Officer no later than April, 2010.  You will devote substantially all of your full working time and attention, as well as your best efforts, to such position.  You will report to the Chief Executive Officer of the Trust and will have such authority and responsibilities and perform such duties for the Trust as are generally consistent with those of the chief financial officer of a publicly traded real estate investment trust or may from time to time be established by the Chief Executive Officer of the Trust in his reasonable judgment.

          2.        Term.  The term of your employment under this Agreement (the “Term”) will begin on the date hereof, with the understanding you will not be required to work on a full-time basis until March 1, 2010, and will continue, subject to the termination provisions set forth in paragraph 5 below, until December 31, 2013.  The Term shall automatically renew for successive one-year periods thereafter unless the Trust gives you written notice 90 days prior to the end of the then-current Term of its intent to allow the Term to expire.  Upon the termination of your employment, you will be entitled to the termination benefits set forth in paragraph 6 below.

          3.        Compensation.

        (a)       Your initial base salary shall be at the annual rate of $360,000 payable in accordance with the Trust’s standard payroll procedures.  Your base salary will be reviewed annually on a time frame consistent with the review of other executive employees, but except for decreases consistent with those applicable to the Trust’s executive officers generally, in no event shall your base salary be lower than the prior base salary paid to you by the Trust or your initial base salary.

         (b)       You will also be eligible to participate in any Short Term Incentive Plan (“STIP”) generally available to executive officers of the Trust.  Your STIP target potential for 2010 will not be less than 60% of your base salary.

        (c)       You will also be eligible to participate in any Long Term Incentive Plan (“LTIP”) generally available to executive officers of the Trust.  Your LTIP target potential for 2010 will not be less than 90% of your base salary.

        (d)       On the date of this Agreement, you will be granted nonqualified stock options to purchase 75,000 shares of beneficial interest of the Trust.  On or about March 1, 2010, you will receive a grant of 20,000 restricted shares of beneficial interest of the Trust.  Each such grant will vest in three equal annual installments on the first three anniversaries of the grant date and each will be pursuant to the Trust’s 2009 Omnibus Long-Term Incentive Plan and consistent with the terms of restricted share and stock option awards to Trust executives.

          4.        Fringe Benefits.

                    (a)       In addition to your other compensation, during the Term you will be entitled to receive from the Trust the same fringe benefits, including medical, dental, disability and life insurance, as are generally made available from time to time to other executive officers of the Trust.  In addition, during the Term your appropriate business expenses will be reimbursed in accordance with the Trust’s policies and procedures.  You will be entitled to at least four weeks of paid vacation annually.  During the Term, the Trust agrees to pay your full individual membership dues, or corporate membership dues that provide you the privileges of individual membership, for the National Association of Real Estate Investment Trusts, the International Council of Shopping Centers, and the Urban Land Institute.  You agree to participate to the extent practicable and consistent with your other duties in the activities of such organizations for the benefit of the Trust.

                    (b)       You will be responsible for payment of applicable taxes on the compensation and benefits provided to you by the Trust.

                    (c)       The Trust agrees to reimburse you for reasonable moving costs and expenses associated with the relocation of you and your family from Florida to Michigan in accordance with the Trust’s policies, including the following:  (i) payment for the maintenance of a second household in Michigan for a period up to June 30, 2010; (ii) lease termination fees required to break the lease on your current residence, not to exceed $6,000; (iii) customary closing costs related to the acquisition of a residence in Michigan; and (iv) reasonable costs for travel between Florida and Michigan.

                    (d)       The Trust’s payment or reimbursement of expenses under this Section will be made no later than on or before the end of the calendar year following the calendar year in which an expense was incurred, will not affect the expenses eligible for reimbursement in any other calendar year, and cannot be liquidated or exchanged for any other benefit.

          5.        Termination.

                    (a)       Death.  Your employment will terminate immediately upon your death.

                    (b)       Disability.  Your employment will terminate immediately upon your disability.  Disability shall be total and permanent disability, as defined under the Trust’s disability plan, which definition will be conclusive and binding.

                    (c)       With Cause.  The Trust will have the right, upon written notice to you, to terminate your employment under this Agreement for Cause.  Such termination will be effective immediately upon such written notice.  For purposes of this Agreement, termination of your employment for “Cause” means termination for your conviction of a felony or crime involving moral turpitude; embezzlement, misappropriation of Trust property or other acts of dishonesty or fraud; material breach of your duties of good faith or loyalty to the Trust; neglect of significant job responsibilities which is not cured within 30 days of your receipt of written notice thereof; or material breach of this Agreement which is not cured within 30 days of your receipt of written notice of such breach; or repeated failure, after written notice, to follow specific directions from the Chief Executive Officer and/or the Board of Trustees of the Trust.

                    (d)       Change in Control.  If your employment is terminated by the Trust without Cause or you terminate your employment with Good Reason (as defined below) prior to expiration of the Term and within twelve months after a Change in Control (as defined below) and within twelve months after the initial existence of one or more of the Good Reason conditions set forth in Section 5(e)(i) through 5(e)(v), the provisions of paragraph 6(d) below will apply.  The term “Change in Control” means:

                              (i)       on or after the date of execution of this Agreement, any person (which, for all purposes hereof, will include, without limitation, an individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate and a trustee, executor, administrator or other legal representative) (a “Person”) or any group of two or more Persons acting in concert becomes the beneficial owner, directly or indirectly, of securities of the Trust representing, or acquires the right to control or direct, or to acquire through the conversion of securities or the exercise of warrants or other rights to acquire securities, 40% or more of the combined voting power of the Trust’s then outstanding securities; provided that for the purposes of this Agreement (A) “voting power” means the right to vote for the election of trustees, and (B) any determination of percentage of combined voting power will be made on the basis that (x) all securities beneficially owned by the Person or group or over which control or direction is exercised by the Person or group which are convertible into securities carrying voting rights have been converted (whether or not then convertible) and all options, warrants or other rights which may be exercised to acquire securities beneficially owned by the Person or group or over which control or direction is exercised by the Person or group have been exercised (whether or not then exercisable), and (y) no such convertible securities have been converted by any other Person and no such options, warrants or other rights have been exercised by any other Person; or

                               (ii)      a reorganization, merger, consolidation, combination, corporate restructuring or similar transaction (an “Event”), in each case, in respect of which the beneficial owners of the outstanding Trust’s voting securities immediately prior to such Event do not, following such Event, beneficially own, directly or indirectly, more than 60% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of trustees of the Trust and any resulting parent entity of the Trust in substantially the same proportions as their ownership, immediately prior to such Event, of the outstanding Trust voting securities; or

                               (iii)     an Event involving the Trust as a result of which 40% or more of the members of the board of trustees of the parent entity of the Trust or the Trust are not persons who were members of the Board immediately prior to the earlier of (x) the Event, (y) execution of an agreement the consummation of which would result in the Event, or (z) announcement by the Trust of an intention to effect the Event; or

                                (iv)      the Board adopts a resolution to the effect that, for purposes of this Agreement, a Change in Control has occurred.

                    (e)       Good Reason.  You may terminate your employment for Good Reason, provided that such termination of employment occurs within twelve months after the initial existence of one or more of the Good Reason conditions set forth in paragraphs (i) through (v) of this Section 5(e).  The term “Good Reason” means the initial existence of one or more of the following conditions arising without your consent, provided that you provide notice to the Trust of the existence of such condition within 90 days of the initial existence of the condition and the Trust does not remedy the condition within 30 days after receiving notice:

                              (i)      a material diminution in your authority, duties, or responsibilities;

                              (ii)     a material diminution in the authority, duties, or responsibilities of the supervisor to whom you are required to report;

                              (iii)    a material diminution in the budget over which you retain authority;

`                             (iv)    a material change in the geographic location at which you must perform the services related to your position; or

                              (v)     any other action or inaction that constitutes a material breach by the Trust of any agreement under which you provide services to the Trust.

          6.        Termination Benefits.

                    (a)       The amounts described in this paragraph 6 will be in lieu of any termination or severance payments required by the Trust’s policy or applicable law (other than continued medical or disability coverage to which you or your family are entitled under the Trust’s then existing employment policies covering Trust executives or then applicable law), and will constitute your sole and exclusive rights and remedies with respect to the termination of your employment with the Trust.  Any termination payment measured by your base salary will be payable in accordance with the Trust’s normal payroll procedures commencing on the first payroll date following your termination of employment.  Any payment measured by your bonus amount will be paid to you in one lump sum within the 30-day period following the six-month anniversary of the date of your termination of employment.  Under any and all circumstances of termination, you shall be entitled to receive payment for accrued vacation and for reimbursement of expenses incurred but not reimbursed prior to termination, in accordance with the Trust’s policies.  The Trust may withhold from any payments made under this paragraph 6 all federal, state, city or other taxes to the extent such taxes are required to be withheld by applicable law.

                    (b)       If your employment is involuntarily terminated by the Trust without Cause or by you for Good Reason during the Term and Section 6(d) does not apply, you will be entitled to be paid any unpaid portion of your base salary under paragraph 3(a) above through the date of termination, a pro rata portion of your STIP award, to the extent earned (and calculated based on the average STIP award for the previous two years, or if such termination occurs in 2010, based on the target award of 60% of base salary), and an amount equal to eighteen months’ base salary and annual bonus (calculated based on the average STIP award for the previous two years, or if such termination occurs in 2010, based on the target award of 60% of base salary).  In addition, any restricted shares, stock options or other plan benefits, if any, remaining unvested on the date of your termination will immediately vest and become exercisable, and the Trust will reimburse you on a monthly basis for your COBRA payments for health benefits for a period of six months to the extent that you are eligible under COBRA.

                    (c)       If your employment is terminated during the Term because of your death or Disability, you will receive any unpaid portion of your base salary under paragraph 3(a) above through the date of termination, a pro rata portion of your STIP award, to the extent earned (and calculated based on the average STIP award for the previous two years, or if such termination occurs in 2010, based on the target award of 60% of base salary), plus an amount equal to one year’s base salary.  In addition, any restricted shares, stock options or other plan benefits, if any, remaining unvested on the date of your termination will immediately vest and become exercisable, and the Trust will reimburse you or your family on a monthly basis for any COBRA payments for health benefits for a period of six months to the extent that you or they are eligible under COBRA.

                    (d)       If your employment is terminated by the Trust prior to expiration of the Term and within twelve months after a Change in Control without Cause or you terminate your employment for Good Reason within twelve months after a Change in Control, (i) you will receive the unpaid portion of your base salary under paragraph 3(a) above through the date of termination, (ii) you will also receive an additional amount equal to 2 times your “base amount” within the meaning of Sections 280G(b)(3) and 280G(d) of the Internal Revenue Code of 1986, as amended, (iii) any restricted shares, stock options or other plan benefits, if any, remaining unvested on the date of your termination will immediately vest and become exercisable and (iv) the Trust will reimburse you on a monthly basis for your COBRA payments for health benefits for a period of six months to the extent that you are eligible under COBRA.

                   (e)       If your employment is terminated during the Term by the Trust for Cause, you will receive any unpaid portion of your base salary under paragraph 3(a) above through the date of termination.

                     (f)      You will have no obligation to mitigate the payment of any amounts pursuant to this paragraph 6 by seeking or obtaining other employment.

          7.        Confidentiality/Nonsolicitation.

                    (a)      During your employment with the Trust and thereafter, except as required by your duties to the Trust or by law or legal process, you will not disclose or make accessible to any person or entity or use in any way for your own personal gain or to the Trust’s detriment any confidential information relating to the business of the Trust or its affiliates.  Upon termination of your employment with the Trust for any reason, you will immediately return to the Trust all confidential materials over which you exercise any control.

                    (b)       You will not at any time during your employment with the Trust, and for a period of one year after the termination of such employment for any reason, directly or indirectly, induce or solicit any employee of the Trust to leave the employ of, any independent contractor to terminate any independent contractor relationship with, or any customer, tenant, lender or other party which transacts business with the Trust to adversely change any relationship with, the Trust.

                    (c)       Paragraphs 7(a) and (b) above are intended to protect confidential information of the Trust and its affiliates, and relate to matters which are of a special and unique character, and their violation would cause irreparable injury to the Trust, the amount of which will be extremely difficult, if not impossible, to determine and cannot be adequately compensated by monetary damages alone.  Therefore, if you breach or threaten to breach either of those paragraphs, in addition to any other remedies which may be available to the Trust under this Agreement or at law or equity, the Trust may obtain an injunction, restraining order, or other equitable relief against you and such other persons and entities as are appropriate.

          8.        Continuation of Employment Beyond Term.  There is not, nor will there be, unless in writing signed by both of us, any express or implied agreement as to your continued employment with the Trust after the Term.

          9.        Miscellaneous.

                    (a)       This Agreement is the complete agreement between us, supersedes any prior agreements between us and may be modified only by written instrument executed by both of us.

                    (b)       This Agreement will be governed by and construed in accordance with the laws of the State of Michigan.

                    (c)       The provisions of this Agreement, will be deemed severable, and if any part of any provision is held illegal, void or invalid under applicable law, such provision will be changed to the extent reasonably necessary to make the provision, as so changed, legal, valid and binding.  If any provision of this Agreement is held illegal, void or invalid in its entirety, the remaining provisions of this Agreement will not in any way be affected or impaired but will remain binding in accordance with their terms.

                    (d)       This Agreement will be binding upon and will inure to the benefit of the Trust and its successors and assigns but is personal to you and cannot be sold, assigned or pledged by you without the Trust’s written consent.

                    (e)       We will give notices under this Agreement to you in writing either by personal delivery or certified or registered mail at your address, as listed on our records at the time of the notice, and you will give notices to us in writing in care of the Trust’s Chief Executive Officer.  Any such notice will be deemed given when delivered or mailed in accordance with the preceding sentence.

                    (f)       You represent and warrant that you have the right to enter into and perform your obligations under this Agreement and that you are not currently and will not during the Term become a party to or bound by any agreement or understanding, written or otherwise, which would in any way restrict or conflict with your performance under this Agreement.

                    (g)       The failure of either party to enforce any provision or provisions of this Agreement will not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement.  The rights granted the parties herein are cumulative and the waiver of any single remedy will not constitute a waiver of such party’s right to assert all other legal remedies available to it under the circumstances.

                    (h)       You shall be entitled to indemnification by the Trust as provided in the Trust’s Declaration of Trust and Bylaws with respect to claims based on your actions or failures to act in your capacity as Executive Vice President and/or Chief Financial Officer of the Trust.

                    (i)       “Termination of employment” and similar terms used in this Agreement mean a “separation from service” as defined under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).  This Agreement is intended to comply with, and shall be administered in compliance with, the requirements of Code Section 409A.

          If this Agreement correctly expresses our mutual understanding, please sign and date the enclosed copy and return it to us.

Very truly yours,

RAMCO-GERSHENSON PROPERTIES TRUST.

By:
Dennis Gershenson
Its: President

The terms of this Agreement
are accepted and agreed to
on February __, 2010:

Gregory Andrews